Exhibit 10.2
AMENDED AND RESTATED NON-COMPETE AGREEMENT

THIS AMENDED AND RESTATED NON-COMPETE AGREEMENT (“Agreement”) is made and entered into as of December 18, 2023, by and between EagleBank, a Maryland chartered commercial bank (the “Bank”), and Susan G. Riel (“Executive”).

RECITALS:

WHEREAS, Bancorp and the Bank currently employ Executive as President and Chief Executive Officer and Executive is a party to an amended and restated employment agreement with the Bank, dated as of December 18, 2023 (the “Employment Agreement”) and Executive is a party to an amended and restated non-compete agreement with the Bank, dated as of December 31, 2019 (the “Prior Agreement”).

WHEREAS, the Board has determined that it in the best interests of the Bank, Bancorp (as defined below) and its stockholders to assure that the Bank and Bancorp will have the continued dedication of the Executive and to amend and restate the Prior Agreement in order to make certain clarifying changes; and

WHEREAS, the parties desire that this Agreement shall supersede and replace the Prior Agreement as of the date first written above.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment Agreement. Executive acknowledges and agrees that this Agreement supplements the Employment Agreement, which contains provisions that are independent of this Agreement, and that the parties’ rights and obligations under the Employment Agreement are not modified or impaired by this Agreement, except to the extent expressly set forth herein. The obligations of the Bank under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Executive’s performance of Executive’s obligations under this Agreement.

2. Definitions. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement. Other terms are defined throughout this Agreement and have the meanings so given them.

3. Payment to Executive.

3.1. In the event of an involuntary termination of Executive’s employment by the Bank without Cause as provided in Sections 7.3, 9.2(a) and 9.2(b) of the Employment Agreement or a termination by the Executive for Good Reason as provided in Section 7.5 of the Employment Agreement (collectively, the “Separation”), and provided that Executive (a) signs and delivers to the Bank no later than twenty-one (21) days after the Termination Date a General Release and Waiver substantially in the form attached as Exhibit A hereto, and that such release becomes irrevocable in accordance with its terms (the “Release Requirement”), and (b) subject to Executive’s continued compliance with Articles 3 and 4 herein, the Bank shall, with respect to a period of one (1) year following the date on which the Release Requirement is fulfilled, continue to pay Executive, monthly in arrears (on or before the last day of the month for the prior month): (i) Executive’s Salary at the rate being paid as of the Termination Date, and (ii) an additional amount equal to the greater of one-twelfth of the (a) average cash bonuses (incentive plan and discretionary) earned in the prior three (3) calendar years, or (b) the cash incentive (incentive plan and discretionary) that would be paid or payable to the Executive receiving the annual incentive at target for the Bank’s fiscal year in which the Termination Date occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), as if the Executive and the Bank were to satisfy all applicable performance-related conditions, for each month of the Restricted Period (as defined below) during which Executive remains in full compliance with the provisions of Articles 3 and 4 of this Agreement. For purposes of clarity, the payment under this Section 3.1 shall not include any bonus or other compensation paid to Executive other than in the form of cash, and the Executive will not be entitled to any payment under this Agreement in the event of a termination for Cause as provided in Section 7.2 of the Employment Agreement. Nothing in this Agreement shall affect Executive’s eligibility for payments under Section 9.3 of the Employment Agreement in accordance with the terms and conditions set forth therein.

3.2. 409A Requirement. Notwithstanding the foregoing: if the twenty-one (21) day period in which Executive may deliver the Release begins in one calendar year and ends in the following calendar year, then to the extent necessary to comply with Section 409A of the Code, the date on which payments will commence under this Article 3 will begin no earlier than the first day of the second calendar year within such period.

3.3. Reporting Obligation. As a condition to receipt of any of the payments provided in this Article, the Bank may require the Executive to certify in writing that Executive is in compliance with the restrictions and obligations set forth in Article 4 hereto.

3.4. Continuing Obligations.

(a) In the event Executive breaches any provision of Article 4 of this Agreement, Executive’s entitlement to any payments payable pursuant to this Article 3, if and to the extent not yet paid, shall thereupon immediately cease and terminate as of the date of such breach.

(b) If the Executive’s termination was initially not for Cause but the Bank thereafter determines in good faith that, during the Term, Executive had engaged in conduct that would have constituted Cause, Executive’s entitlement to any further payments pursuant to this Article 3 shall terminate.

(c) Nothing contained in Sections 3.4(a) and 3.4(b) herein shall relieve the Executive from her obligations under the non-compete covenant contained in Section 4.1(b) herein and the restrictive covenants contained in the Employment Agreement.

4. Non-Competition.

4.1. (a) Executive hereby acknowledges and agrees that, during the course of Executive’s employment, Executive will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including employees’ skills, knowledge, capabilities, performance, compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as Confidential Information. Executive further acknowledges that in the course of employment with the Bank, Executive has and will become familiar with and involved in all aspects of the business and operations of the Bank Entities, as well as with confidential information of or about third parties having business dealings with the Bank Entities, including without limitation customers and prospective customers, suppliers, business partners and affiliates of the Bank. Executive further acknowledges that Executive’s services have been and shall continue to be of special, unique and extraordinary value to the Bank.

(b) Therefore, Executive hereby covenants and agrees that commencing upon Separation and until the date one (1) year after the Termination Date (the “Restricted Period”), Executive will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise):

(i) provide any advice, assistance or services of the kind or nature which she provided to any of the Bank Entities or relating to business activities of the type engaged in by any of the Bank Entities within the preceding two years, to any Person who owns or operates a Competitive Business or to any Person that is attempting to initiate or acquire a Competitive Business (in either case, a “Competitor”) if (a) such Competitor operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of the Bank’s headquarters or any Branch of the Bank Entities and (b) such Branch competes or will compete with the products or services offered or planned to be offered by the Bank Entities during the Restricted Period; and

(ii) Notwithstanding any provision hereof to the contrary, this Section 4.1(b)(ii) does not restrict Executive’s right to (a) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities

Exchange Act of 1934, as amended; provided that Executive’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company and that such ownership does not does not violate: (i) the Code of Conduct or any other policy of the Bank, including any policy related to inside information; (ii) any applicable securities law; or (iii) any applicable standstill or other similar contractual obligation of the Bank.

4.2. Reasonableness. Executive acknowledges and agrees that the restrictions set forth in this Article are founded on valuable consideration, including without limitation the non-compete fees contained in this Agreement, are reasonable in duration and scope and are necessary to protect the legitimate business interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees. Executive further acknowledge that these covenants have a unique, very substantial and immeasurable value to the Bank, that Executive considers the payments hereunder to be fair and adequate compensation for the covenants made by Executive, that she has sufficient assets and skills to earn a reasonable and satisfactory livelihood, and that the restrictions set forth in this Agreement will not unreasonably restrain Executive’s ability to earn a livelihood. Executive acknowledges and agrees that Bank’s Confidential Information would provide significant value and unfair competitive advantages to any competitor on a nationwide basis and that a more limited duration or narrower geographic scope to the covenant would not sufficiently protect the Bank’s legitimate business interest in preserving the Confidential Information to which Executive has had access, given the national nature of financial services and the ability of other persons and entities to engage in competition with the Bank through electronic communications. Finally, Executive acknowledges that she fully understands the terms of this Agreement and has had an opportunity to consult with counsel of Executive’s own choosing if she elects to do so.

4.3. Judicial Modification. If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 4 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that, to the extent then allowed under governing law, said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

5. Required Provisions.

5.1. Avoidance of Imposition. It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Executive acknowledges and agrees that she shall be solely responsible for the payment of any tax or penalty which may be imposed or to which she may become subject as a result of the payment of any amounts under this Agreement.

5.2. Possible Delay in Payment(s). Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” at the time of Executive’s “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Executive within six (6) months following Executive’s separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(1)(B) of the Code, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Executive’s separation from service, or, if earlier, upon Executive’s death. Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

5.3. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of Separation (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding the date of Separation. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

5.4 Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

6. Remedies. Executive understands and agrees that money damages may not be a sufficient remedy for a breach by Executive of the provisions of Article 4 and that, in the event of any breach or threatened or attempted breach of any provision of Article 4 by Executive, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security. In the event of any litigation brought by either party to enforce rights under this Agreement, the prevailing party shall recover from the other party its reasonable attorneys’ fees and costs incurred in connection with such litigation.

7. Assignability. Executive shall have no right to assign this Agreement or any of Executive’s rights or obligations hereunder to another party or parties. The Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of the Bank. Upon any such assignment by the Bank, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as appropriate in the context.

8. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland within Montgomery County or in the United States District Court for the District of Maryland. Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 9 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

9. Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a signed written confirmation of receipt for such notice either by facsimile or by any other method permitted under this Section; or (c) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day). Any notice sent by United States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail. Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	Executive
At the address last appearing on
the personnel records of the Bank

To:	EagleBank c/o Norman Pozez, Chairman
7830 Old Georgetown Road
Bethesda, MD 20814
Fax No.: 301-337-3373

cc:
Eric Newell, EVP and CFO
Eagle Bancorp, Inc.
7830 Old Georgetown Road
Bethesda, MD 20814
Fax No.: 301-337-3373

Copy to: Paul Saltzman, EVP and Chief Legal Officer
7830 Old Georgetown Road
Bethesda, Maryland 20814
Fax: 301-337-3373

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, including the Prior Agreement, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written. Nothing in this provision, however, shall be construed as modifying or superseding other agreements or discussions between the parties on subjects not addressed in this Agreement.

11. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
12. Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable in whole or in part, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated, provided that if any court of competent jurisdiction shall find the provisions of Section 4.1(b) to be unenforceable, the parties agree that Section 8.4 of the Employment Agreement shall remain in effect as to Executive and she shall be bound thereby.

13. Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

14. Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

15. Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Executive and Executive’s heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EAGLEBANK

By:	/s/ Norman Pozez
Name: Norman Pozez
Title: Chairman of the Board

EXECUTIVE

/s/ Susan G. Riel
Susan G. Riel

Exhibit A

Form of General Release and Waiver of All Claims

Susan Riel (“you”) executes this General Release And Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 3.1 of the Amended and Restated Non-Compete Agreement dated as of [ ] (“Non-Compete Agreement”). All capitalized terms used but not otherwise defined herein shall have the same meaning as in your Non-Compete Agreement.

1. RELEASE.

You hereby release and forever discharge EagleBank and Eagle Bancorp, Inc. (each, a “Company”) and each and every one of their former or current subsidiaries, parents, affiliates, directors, officers, employees, agents, parents, affiliates, successors, predecessors, subsidiaries, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release.

2. WAIVER.

You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); the Older Workers Benefit Protection Act; the Equal Pay Act; the Family and Medical Leave Act; the Maryland Civil Rights Act, the Maryland Wage Payment and Collection Law, Maryland Occupational Safety and Health Act, the Maryland Collective Bargaining Law, and any other state, local and federal employment laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws, except those as to which a waiver and release is not permitted as a matter of law, based on any act, omission, matter, cause or thing through the date of your execution of this Release; provided however, that this Release does not release or discharge the Released Parties from any Company’s obligations to you under or pursuant to (a) [Sections 7.7, 7.8 and 9.3] of the Employment Agreement, (b) [Section 3.1 of the Non-Compete Agreement], (c) vested benefits under the Company’s employee welfare benefit plans and employee pension benefit plans (excluding any severance benefits), subject to the terms and conditions of those plans, (d) any securities of the Company that you own or (e) claims for indemnification under the Company’s by-laws or policies of insurance.

You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release, provided that nothing in this Release shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or any comparable state or local agency (“Government Agencies”). Notwithstanding the foregoing, you hereby waive your right to recover individual relief with respect to any charge, complaint, or lawsuit filed by you or anyone on your behalf, any you agree that you will not accept any benefit that you may be entitled to receive in connection with any action taken by any other person or agency against the Bank; provided however, that nothing in this Release limits your right to receive an award for information provided to any Government Agencies. Additionally, you represent that you have no pending complaints or charges filed against the Bank.

By execution of this Release and in consideration of the benefits provided herein, you understand that you are specifically waiving any rights or claims that you may have under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621, et sec. You state that your waiver of these ADEA claims is knowing and voluntary, and you understand that you are forever releasing the Bank (and its affiliates and related persons who are Released Parties) with respect to all such claims. This waiver does not apply to any rights or claims that relate to events which may occur after the date this Release becomes effective, or to any rights or claims to test the knowing and voluntary nature of this Release, solely to the extent required under the ADEA and Older Workers Benefit Protection Act (“OWBPA”).

3. NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) [45 days if deemed to be a group layoff under OWBPA] calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

4. RETURN OF PROPERTY.

You certify that you have fully complied with Section 8.3 of your Employment Agreement.

5. REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Bank’s Board of Directors must receive written notice before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under the Non-Compete Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, you have knowingly and voluntarily executed this Release, as of the day and year first set forth below.

Susan Riel	Date

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